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                                                                     EXHIBIT 2.2


                                 FIRST AMENDMENT
                                       TO
                               AGREEMENT OF MERGER


        FIRST AMENDMENT dated as of July 13, 2000 to the Agreement of Merger of JAKKS Acquisition II, Inc. with and into Pentech International Inc. (the "Merger Agreement").

        The parties hereto desire to amend the Merger Agreement to increase the Merger Consideration (as defined in the Merger Agreement) as follows:

        1. Capitalized terms, not otherwise defined herein, are used herein as defined in the Merger Agreement.

        2. If the Stockholder's Meeting is held and the Stockholder Approval is obtained on July 28, 2000 or on or before such later date as to which JAKKS may, in its sole discretion, consent, (a) the Merger Consideration payable, pursuant to Section 5.2 of the Merger Agreement, in respect of each share of Pentech Common Stock outstanding at the Effective Time shall be $1.60 per share, and (b) the Merger Consideration payable, pursuant to Section 5.4 of the Merger Agreement, in respect of each share of Pentech Common Stock subject to an Eligible Option shall be in an amount equal to the excess of $1.60 over the exercise price of such Eligible Option with respect to such share (and Section
1.21 of the Merger Agreement shall be amended by replacing "$1.40" by "$1.60"). If the Stockholder Approval is not obtained on or before such date, unless JAKKS otherwise agrees, the increase of the Merger Consideration (and the amendment to Section 1.21 of the Merger Agreement) provided in the foregoing sentence shall terminate and the Merger Consideration shall be determined as initially provided in the Merger Agreement.

        3. In all other respects, the Merger Agreement shall remain in full force and effect.

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        IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have duly executed this First Amendment as of July 13, 2000.

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


PENTECH INTERNATIONAL INC.                   JAKKS PACIFIC, INC.

By: /s/ David Melnick                        By:     /s/ Jack Friedman
    --------------------------------            ------------------------------------------
    Name: David Melnick                         Name: Jack Friedman
    Tile:   Chief Executive Officer             Title:  Chairman (Chief Executive Officer)

                                             JAKKS ACQUISITION II, INC.

                                             By:     /s/ Jack Friedman
                                                ------------------------------------------
                                                Name: Jack Friedman
                                                Title:   President (Chief Executive Officer)
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